                                                                   Exhibit 10.15

                     PRIVILEGED AND CONFIDENTIAL MATERIAL
              PREPARED IN CONNECTION WITH SETTLEMENT DISCUSSIONS
              --------------------------------------------------

                                 June 21, 2000



Mr. Ronald J. Conway
P.O. Box 1702
Ponte Vedra Beach, FL  32004

               Employment Separation and Consulting Agreement
               ----------------------------------------------
Dear Ron:

     As used in this Agreement, the "Companies" will mean CSX Corporation ("CSX") and CSX Transportation, Inc. ("CSXT"), and each reference to "the Companies" will include CSX, CSXT and their respective affiliates. This Agreement sets forth the agreement between you and the Companies with respect to your separation from employment with the Companies.

     1.  Resignation. Effective April 10, 2000, you voluntarily resigned from
         -----------
your position as President of CSXT. Effective April 10, 2000, you ceased to have any executive, operational or managerial duties with the Companies, and through December 30, 2000, CSX will employ you as a consultant of the Companies upon the terms and conditions set forth herein (the "Consultancy"). As of December 30, 2000 or the date you accept other full-time employment, whichever is earlier (the "Separation Date") you will voluntarily resign or retire from your employment with the Companies.

     2.  Consulting Duties. During the Consultancy, you will be available to the
         -----------------
Companies' executive officers and their designees upon reasonable notice and subject to your agreement to specific assignments. During any such assignments, you will be reimbursed for reasonable and customary expenses in accordance with the Companies' Travel and Expense Reimbursement policies and procedures.

     3.  Compensation. For your commitments and undertakings in this Agreement,
         ------------
the Companies will pay you the amounts set forth in this Section 3.

         a.  Monthly Payments. For approximately eight and one-half months of
             ----------------
     the Consultancy, the Companies will pay you at an annualized rate of Five Hundred Fifty Thousand Dollars ($550,000), payable in monthly installments of approximately Forty Five Thousand Eight Hundred Eighty Three Dollars ($45,883) per month (the "Consulting Pay") for the periods ending May 1, 2000

Mr. Ronald J. Conway
June 21, 2000
Page 2

     and June 1, 2000, with the balance, approximately Three Hundred Twenty Thousand Eight Hundred Thirty Three Dollars ($320,833), being paid in a lump sum as soon as practicable. The Companies will attempt to make such payment on or before June 30, 2000 and will make such payment before July 15, 2000. The amounts described in this Section 3(a) are referred to herein as the "Monthly Pay."

          b.   General Ineligibility for Stock Options, Performance Shares,
               ------------------------------------------------------------
     Bonuses, Etc. Except as specifically set forth below, you will not be
     ------------
     eligible for any award or new grant of stock options or other stock compensation under the CSX Corporation 1987 Long Term Performance Stock Plan (the "1987 Plan"), the CSX Corporation Stock Purchase and Loan Plan (the "SPLP") or any other stock compensation, bonus or similar or substitute program of the Companies (a "Stock Plan").

          c.   Performance Shares. You will receive approximately 9,490
               ------------------
     performance shares for the 1998 through 2000 performance share cycle as soon as practicable. The Companies will attempt to make such payment on or before June 30, 2000 and will make such payment before July 15, 2000. The value of such shares on the date awarded will be included in your year 2000 compensation for purposes of calculating the bonus described in Section 3(d).

     You will receive approximately 9,490 performance shares for the 1999
     through 2001 performance share cycle.   The Companies will attempt to make
     such payment on or before June 15, 2000 and will make such payment before July 15, 2000. The value of such shares on the date awarded will not be included in your year 2000 compensation for purposes of calculating the bonus described in Section 3(d).

          d.   One-Time Bonus. You will receive a one-time bonus equal to the
               --------------
     difference between $1 million and the total of $550,000 and the value paid to you of 9,490 CSX shares representing performance share buyout for the 1998 through 2000 cycle as soon as practicable. The Companies will attempt to make such payment on or before June 30, 2000 and will make such payment before July 15, 2000.

Mr. Ronald J. Conway
June 21, 2000
Page 3


          e.   Options.  All CSX options previously granted to you will expire,
               -------
     vest or be exercisable in accordance with their terms.

          f.   Employment Agreement. With respect to the Employment Agreement
               --------------------
     between you and CSX dated June 15, 1999 (the "Employment Agreement"), will be treated as described on Exhibit A hereto, and the Employment Agreement
                                ---------
     will hereby be rendered null and void in all respects.

          g.   Health Care Coverage. You and your wife will continue coverage
               --------------------
     under the CSX Corporation Medical, Dental and Vision Plan, including related prescription drug benefits, through December, 2004, as if you were an active employee. After that date, as a retiree of CSX, you and you wife will continue coverage under the CSX Corporation Medical, Dental and Vision Plan, including related prescription drug benefits, to the same extent as other retirees of CSX. The Companies will pay for you to have an annual physical at the Mayo Clinic, Jacksonville, Florida, during the year 2000.

          h.   Lump Sum Option for Certain Benefits. The Companies will make
               ------------------------------------
     available to you the lump sum option for the Supplemental and Special Retirement Plans when, and to the extent, that option becomes available to executives of the Companies; provided, however, that if the Companies
                                  --------  -------
     approve a policy before December 31, 2000 that provides for a lump sum option for the Supplemental and Special Retirement Plans, you will receive your lump sum payment no later than December 31, 2000, and the Companies will use its best efforts to deliver such payment to you on or about December 1, 2000.

          i.   Tax. The Companies will withhold applicable taxes, including
               ---
     F.I.C.A., railroad retirement, federal, state and local with respect to the payments arrangements described in this outline. The Companies will work with your tax advisor to assist him in you financial planning work.

          j.   Pension Enhancement. Your benefits under the Companies' pension
               -------------------
     and similar plans will be calculated substantially as described in Exhibit
                                                                        -------
     B, which includes an additional five years of credited service that will
     -
     provide you a pension benefit that is approximately 15 percent over that you otherwise would have received. Such Exhibit B does not reflect reduction in monthly payments that would result from your electing to take the lump sum option described in Section 3(h).

Mr. Ronald J. Conway
June 21, 2000
Page 4

          k.   Other Benefits and Perquisites through the Separation Date.
               ----------------------------------------------------------
     During the Consultancy, you will continue to participate in (i) the CSX Corporation Medical, Dental and Vision Plan; (ii) the CSX Corporation Supplementary Savings and Incentive Deferral Plan and (iii) any other benefits or perquisites that you participated in as of April 10, 2000.

          l.   Other Benefits and Perquisites after Separation Date. From and
               ----------------------------------------------------
     after the Separation Date, except for the rights you then may have under
     Section 3(g) of this Agreement providing for extended health care coverage and as a former employee or retiree under (i) the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies, (ii) the CSX Corporation Supplementary Savings and Incentive Award Deferral Plan; (iii) the CSX life insurance programs; (iv) the CSX Market Value Cash Plan; (v) the 1987 Plan; or (vi) COBRA or any similar or successor law, you will not be entitled to receive or accrue any benefits or perquisites. You will be entitled to the benefits of other plans to the same extent as are other retirees of the Companies.

          m.   Club Membership.
               ---------------

               (i)  Pablo Creek. You will resign your membership in the Pablo
                    -----------
          Creek Club (the "Club") on or before September 1, 2000. Within twenty
          (20) days of receipt of the payment from the Club evidencing your equity membership in the Club, you will pay to the Companies a sum equal to the amount of the equity investment returned to you by the Club minus a sum calculated by Ernst & Young equal to 20% of the Gross-Up for the taxes incurred by you on the equity investment in the Club.

               (ii) TPC. You will transfer the TPC membership either to the
                    ---
          Companies or to an individual designated by the Companies on or before September 1, 2000.

          n.   Transition Payment.  You will receive a one time cash payment to
               ------------------
     cover transition expenses of you choosing in an amount up to $10,000.

          o.   Plan Amendments. YOU ACKNOWLEDGE AND AGREE THAT IF ANY BENEFIT OR
               ---------------
     PERQUISITE PLANS OR POLICIES ARE AMENDED OR TERMINATED, YOU WILL BE SUBJECT TO SUCH AMENDED OR TERMINATED PLANS OR POLICIES.

Mr. Ronald J. Conway
June 21, 2000
Page 5

          p.   Death.  If you were to die prior to the Separation Date, your
               -----
     designated beneficiary would be entitled to the payments contemplated by
     Section 3 of this Agreement when, and to the extent, such payment would otherwise have been payable hereunder.

     4.   Waiver and Release.  In exchange for the compensation and benefits
          ------------------
promised herein, you hereby waive and release the Companies from any and all claims you may have against them, except for claims relating solely to the performance of their obligations under this Agreement, and further agree to execute the Waiver and Release attached hereto as Exhibit C at the time of
                                                  ----------
execution of this Agreement to more completely set forth the parties' understanding, and to execute an additional Waiver and Release in the same form upon the Separation Date. Notwithstanding any failure by you to deliver such additional Waiver and Release, your obligations under this Agreement, including those under this Section 4, will remain in full force and effect.

     5.   Confidential Information.
          ------------------------

          a.   Confidential Information Defined.  The parties recognize that
               --------------------------------
     during your employment, you have learned trade secrets and other information confidential to the Companies and that the Companies would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Section 5, "Confidential Information" means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with your prior employment or future consulting work for the Companies and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, you will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for your own purposes.

          b.   Restriction on Use.  You agree not to disclose to third persons
               ------------------
     such documents or Confidential Information without the prior consent of the Companies, whether for compensation or otherwise. You further agree not to use such documents or Confidential Information for any purpose detrimental to the Companies. You will at all times use your best possible efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this

Mr. Ronald J. Conway
June 21, 2000
Page 6

     Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation thereto.

          c.   Non-Competition.  You specifically agree that you will advise any
               ---------------
     future employer or client of yours that meets any of the following criteria of these confidentiality restrictions and will secure the written agreement of such employer or client, and make it available to the Companies upon request, that your provision of services will not violate these provisions. Such advice and agreement shall be required for any employer or client that is (i) engaged in the railroad or intermodal transportation business; (ii) a customer representing more than 1% of the revenues of either CSXT or CSX Intermodal, Inc.; or (iii) affiliated with the Norfolk Southern Corporation. You further agree not to work for, or provide services, directly or indirectly, to any entity that meets any of these criteria before January 1, 2001, without the prior written consent of the Companies. The covenant in this Section 5(c) will expire on January 1, 2001, and after that date, you are free to work anywhere.

          d.   Restriction on Trading. You acknowledge that you may be deemed to
               ----------------------
     be an "officer" of CSX for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder up until October 10, 2000. Accordingly, you agree to comply with the reporting requirements of the Exchange Act and the Companies' policies governing trading of such officers for the period after cessation of your reporting obligations contemplated by Rule 16a-2 promulgated under the Exchange Act. You acknowledge that these reporting and related short-swing profit liabilities are solely your responsibility.

          e.   No Waiver of Legal Rights. You hereby acknowledge that none of
               -------------------------
     the provisions of this Agreement, including, without limitation, the provisions of this Section 5 will be deemed or construed to reduce the protections afforded the Companies by common law, statute or regulation.

          f.   Perpetual Restriction. You acknowledge that notwithstanding the
               ---------------------
     expiration of the provisions of Section 5, including your ability to work anywhere on or after January 1, 2001, your obligations with respect to Confidential Information are perpetual.

Mr. Ronald J. Conway
June 21, 2000
Page 7


     6.   Private Agreement. It is the desire and in the interest of all parties
          -----------------
affected by this Agreement that the terms hereof be maintained in strictest confidence. To that end, you and the Companies covenant and agree to maintain each and every term of this Agreement in the strictest confidence, and to neither release nor divulge either orally or in writing any term, covenant or condition hereof to any person, firm or entity provided, however:
                                               -----------------

          a. that the Companies or you may disclose as required pursuant to a lawful subpoena or court order;

          b. that the Companies or you may disclose in accordance with a prepared written statement approved in advance by the Chief Executive Officer of CSXT; or

          c. that the Companies may disclose to employees or advisors, including counsel, determined to have a need to know;

          d. that you may disclose to your spouse, counsel, tax advisor, and estate planner, whom you will instruct to preserve confidentiality;

          e. that you may disclose the existence of the Consultancy and the confidentiality provisions.

     7.   Governing Law. This Agreement will be governed, construed and
          -------------
interpreted under the laws of the Commonwealth of Virginia.

     8.   Injunctive Remedy. You acknowledge that any breach or threatened
          -----------------
breach of the covenants set forth in this Agreement would cause irreparable injury to the Companies and that money damages alone would not provide an adequate remedy to the Companies. The parties agree that any reviewing court will have the authority to reform this provision to conform to applicable law, provided that it is the intent of the parties that this Section 8 be given full effect in all respects.

     9.   Adequate Consideration. You acknowledge and agree that the
          ----------------------
compensation and benefits reflected herein and which you have already received fully satisfy all obligations of the Companies arising from your employment or the termination thereof and that the Companies are not required to provide the special severance and other termination benefits reflected in this Agreement under the terms of any personnel policy or benefit plan or contract. You further acknowledge that you have signed this Agreement in exchange for consideration in excess of any to which you were otherwise

Mr. Ronald J. Conway
June 21, 2000
Page 8

entitled and that such consideration is satisfactory and adequate for the covenants made by you herein.

     10.  Parties' Intent; Mutual Cooperation.  The parties mutually agree to
          -----------------------------------
conduct themselves with a spirit of harmony and mutual cooperation, and to refrain from and avoid any disparaging or defamatory comments or statements to any third parties after execution hereof that would reflect negatively on the business, person or professional reputation of any parties hereto. You acknowledge and agree that the foregoing applies only to the executive officers of the Companies and that your remedy with respect to any breach of the foregoing shall be solely to seek an injunction.

     11.  Litigation.  You agree to cooperate and provide information and
          ----------
assistance to the Companies in any dispute, proceeding, arbitration or litigation involving the Companies of which you have knowledge or involvement as a result of your employment with the Companies. During any such activity, you will be reimbursed for reasonable and customary expenses in accordance with the Companies' Travel and Expense Reimbursement policies and procedures.

     The Companies hereby confirm that notwithstanding your status as a consultant, retiree or former employee, for acts on behalf of the Companies occurring during your tenure as an officer of the Companies, or one of their affiliates, you will be entitled to indemnity and advances for expenses afforded officers under the CSX Articles of Incorporation to the extent permitted by the Virginia Stock Corporation Act.

     12.  Dispute Resolution. Any dispute, controversy or claim arising out of
          ------------------
or relating to this Agreement, or the breach, termination or validity hereof, except an injunction proceeding under either Section 5 or 8, shall be finally settled through binding arbitration by a sole, disinterested arbitrator in accordance with the Rules of the American Arbitration Association. The arbitrator shall be jointly selected by you and the Companies but, if you and the Companies do not agree on an arbitrator within thirty days after demand for arbitration is made by a party, the arbitrator shall be designated by the American Arbitration Association. The award of the arbitrator shall be final and conclusive, and the arbitration shall be concluded within six months of its commencement. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel, and the compensation and any costs and expenses of the arbitrator shall be borne equally by the parties.

     13.  Other Agreements. In exchange for the compensation and benefits
          ----------------
promised herein, you hereby waive and release the Companies from any and all claims you may have with respect to (a) the offer of employment dated June 11, 1998; (b) the acceptance of such offer dated June 19, 1998; and (c) the Employment Agreement, and

Mr. Ronald J. Conway
June 21, 2000
Page 9

you acknowledge that this Agreement shall supersede and render null and void in all respects the foregoing agreements.

     14.  Entire Agreement. This Agreement, together with the Waiver and Release
          ----------------
Agreement, reflects the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions or understandings between the parties. The terms of this Agreement may not be amended, deleted or modified except by prior written agreement signed by you and the Companies.

     15.  Successors and Assigns. You and the Companies have read this Agreement
          ----------------------
and understand its contents. You and the Companies further acknowledge satisfaction with the terms of this Agreement and agree that the Agreement will be binding upon your and the Companies' respective attorneys, heirs, personal representatives, successors and assigns.

                                    Very truly yours,

                                    CSX CORPORATION

                                        /s/ Andrew B. Fogarty
                                    By: ____________________________
                                            Andrew B. Fogarty
                                            Senior Vice President-
                                            Corporate Services


                                    CSX TRANSPORTATION, INC.


                                        /s/ William J. Ryan
                                    By: __________________________
                                            William J. Ryan
                                            Senior Vice President-
                                            Human Resources

Mr. Ronald J. Conway
June 21, 2000
Page 10

Reviewed, approved and
agreed as of the 26th day of
June, 2000:

/s/ Ronald J. Conway
______________________________
    Ronald J. Conway

                                                                       EXHIBIT A

                             Employment Agreement
                             --------------------

The Employment Agreement will be treated as described below and, as provided in
Section 3(f), will be rendered null and void in all respects.

   1.    Immediate Vesting. The Companies will pay you 100,000 CSX shares and
         -----------------
         will attempt to make such payment on or before June 30, 2000 and will make such payment before July 15, 2000.

   2.    Total Shares. Assuming that 41% of the 100,000 share award were to be
         ------------
         withheld for tax payments, you would then have 59,000 remaining. Your total number of shares would be an estimated 159,000 (the "Shares") from (a) your initial 100,000 purchase and (b) the 100,000 share award, less shares sold for withholding.

   3.    Interest Coverage. The Companies will pay or reimburse your Loan
         -----------------
         interest from the inception of the Loan to date and through the period the Loan is outstanding to the extent your dividend payments on the Shares (estimated at $1.20 per share) do not equal such interest. A Gross-Up Payment as defined below will be paid with respect to this payment (the "Interest Spread Payment").

   4.    Past Interest. In addition, the Companies will pay you a lump sum
         -------------
         amount of $304,419 for the Interest Spread and the related Gross-Up Payments for the four interest payments you made through April 2000. The Companies will attempt to ensure that such payment is made on or before June 30, 2000 and will make such payment before July 15, 2000.

   1.    Principal Coverage. The Companies will hold you harmless from any loss
         ------------------
         on the loan principal in your approximately $4.99 million NationsBank credit facility dated May 6, 1999 (the "Loan"), after deducting the amount of your proceeds from the sales of the Shares (the "Principal Spread Payment"). A Gross Up Payment will be paid with respect to the Principal Spread Payment. You represent that the principal balance on the Loan is approximately $4.99 million and agree that you will not make any further borrowings under the Loan. You acknowledge and agree that

         a. Before June 15, 2001, you will not sell any Shares or repay any Loan
            --------------------
            principal unless:

            (i)  you have the prior written consent of the Companies; or

            (ii) NationsBank has declared the Loan in default for a reason other than your failure to deliver information or payments when due, and you have given the Companies notice within five (5) business days of your receiving notice of such default and at least five (5) business days before any sale of Shares.

         b. After June 15, 2001, you may sell any or all of the Shares if:
            -------------------

            (i)  you give the Companies five (5) days prior written notice; and

            (ii) you immediately remit proceeds from the sale of such Shares to
                 NationsBank in satisfaction of your obligations under the Loan.

   5.    Loan Compliance. You will use your best efforts to avoid any default of
         ---------------
         the Loan, including, without limitation, promptly seeking a waiver of any default that could arise in connection with your serving as a Consultant with the Companies or retiring from the Companies. The Companies will cooperate with you in seeking such a waiver.

   6.    Direct Payments of Loan. You agree to promptly pay Interest Spread
         -----------------------
         Payments to NationsBank. You further agree that the Companies may make Interest Spread Payments to NationsBank directly, in the Companies' sole discretion, and that the Company will make Principal Spread Payments to NationsBank directly.

   7.    Gross-Up Payments. You will be entitled to receive additional payments
         -----------------
         ("Gross-Up Payments") in an amount such that after payment by you of all taxes, including income taxes, imposed with respect to the Interest Spread Payments and the Principal Spread Payment, you retain an amount of the Gross-Up Payment equal to the taxes imposed upon the payments.

8.    Payment Mechanics.  To receive any Interest Spread, Principal Spread or
      -----------------
      Gross-Up Payment:

      a. You will send Ernst & Young or such other certified public accounting firm as may be agreed upon by you and the Companies (the "Accountant") timely notice that the interest payment is due to NationsBank, including your interest invoice, if applicable. You agree to provide the Companies or the Accountants with any other supporting documentation reasonably requested by either of them to permit verification and calculation of the Gross-Up Payments.

      b. The Accountant will review and provide detailed supporting calculations both to the Companies and to you within fifteen (15) business days of receipt of the materials from you.

      c. Within seven (7) business days of receipt of the Accountant's work, the Company will pay you the Interest Spread, Principal Spread or Gross-Up Payment, as the case may be, as calculated by the Accountant.

9.    Companies' Early Termination Right. Notwithstanding Section 5.a. of this
      ----------------------------------
      Exhibit A, the Companies will have the option to require you to sell the
      ---------
      Shares and repay the Loan at any time. If the Companies were to exercise such right, they would make the Principal Spread and Gross-Up Payments promptly.

10.   Securities Requirements. You and the Companies will work together on the
      -----------------------
      disposition of the Shares to help ensure that securities law requirements are satisfied.

11.   Housing Assistance. During the period the Loan is outstanding, the
      ------------------
      Companies will assist you with respect to the refinancing of your North Carolina residence. Specifically, the Companies will either (a) provide acceptable assurances to your mortgage lender or (b) provide a bridge loan.